Exhibit 99.3
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante	Kathy Nugent (Media) 212-213-0006
Senior Director	Laura Siino (Investors) 212-213-0006
Investor / Public Relations
631-962-2000
OSI PHARMACEUTICALS ANNOUNCES APPOINTMENT OF PABLO J. CAGNONI, M.D. AS CHIEF MEDICAL OFFICER
MELVILLE, NEW YORK — December 18, 2006 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that Pablo J. Cagnoni, M.D. has been promoted to Vice President and Chief Medical Officer. In this position, Dr. Cagnoni will oversee all of the clinical development and medical affairs activities of the Company’s oncology portfolio which includes further development of its flagship product Tarceva®. In addition, Dr. Cagnoni has been appointed as an officer of the corporation and will serve as a member of the Company’s Executive Management Committee.
“Pablo has shown excellent leadership in managing Tarceva’s development program as well as the Company’s oncology clinical operations during his tenure,” stated Colin Goddard, Chief Executive Officer of OSI Pharmaceuticals. “As the Company continues to build a top-tier oncology franchise upon the success of Tarceva, Pablo’s expertise in oncology will play an integral role in advancing innovative molecular targeted therapies within our pipeline.”
Dr. Cagnoni has almost 20 years of clinical development experience in oncology in both the biotechnology and the academic settings. Prior to this promotion, Dr. Cagnoni served as Vice President, Clinical Development and Medical Affairs at OSI. Before joining the Company in 2004, Dr. Cagnoni was Vice President of Clinical Development at Allos Therapeutics, where he headed the Development Organization and led the development of Efaproxyn ™ and pralatrexate. Prior to that, Dr. Cagnoni was Assistant Professor of Medicine in the Division of Oncology at the University of Colorado where he also served as Assistant Director of the Pharmacology Laboratory and member of the Bone Marrow Transplant Program. Dr. Cagnoni graduated Summa Cum Laude from the University of Buenos Aires Medical School in Argentina and received training in Hematology and Oncology at the Mount Sinai Medical Center in New York and in Bone Marrow Transplantation at the University of Colorado. Dr. Cagnoni has authored over 50 publications, numerous book chapters and has lectured extensively in several areas related to clinical oncology and drug development.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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